Exhibit 99.1

PRESS RELEASE

Windswept Environmental Group Announces Its Timetable to Release Fiscal 2008 First Quarter Results of Operations

Holtsville, N.Y., November 26, 2007--Windswept Environmental Group, Inc. (OTC Bulletin Board: WEGI.OB-News) announced today that it expects to file its Form 10-Q for the fiscal quarter ended September 30, 2007 within the next 15 days. This delay is due to the change of its controller and other personnel in its accounting department. The Company expects to report revenues exceeding $4.5 million against approximately $2.48 million for the comparative quarter in the prior year.


Windswept Environmental Group, Inc. is a full service environmental company that provides a wide array of emergency response and disaster recovery services to a broad range of clients. The Company has expertise in areas of fire and flood clean-up, oil spill and natural resource response, wildlife rehabilitation, hazardous materials remediation, testing, toxicology, training, technical advisory and site renovation.

This press release includes certain forward looking statements about the Company that are based on management's current expectations. Actual results may differ materially as a result of any one or more of the risks identified in the Company's filings under the Securities Exchange Act of 1934. The risks include such factors as the Company's significant indebtedness, the amount of the Company's revenues, the Company's ability to increase its gross margins, the success of limiting or reducing its expenses, the frequency and magnitude of environmental disasters or disruptions, the effects of new laws or regulations relating to environmental remediation, the Company's ability to raise capital, the competitive environment within the Company's industry, dependence of key personnel and economic conditions.